Exhibit 1
Consolidated Business Results for the First Quarter of the Fiscal Year Ending March 31, 2008
U.S. Accounting Standards
July 31, 2007

Listed Company:	Wacoal Holdings Corp.	Stock Exchanges: Tokyo, Osaka
Code Number:	3591	(URL:http://www.wacoalholdings.jp/ )
Representative:	Position: President and Representative Director
Name: Yoshikata Tsukamoto
For Inquiries:	Position: General Manager Corporate Planning
Name: Ikuo Otani
Tel: (075) 682-1006
(Amounts less than 1 million yen have been rounded )
1. First Quarter of the Fiscal Year Ending March 31, 2008 (April 1, 2007 — June 30, 2007)
(1) Consolidated Business Results
(% indicates changes from the same period of the previous fiscal year)

	Sales		Operating Income		Pre-tax Net Income		Net Income
	Million Yen	%	Million Yen	%	Million Yen	%	Million Yen	%
Three months ended June 30, 2007	41,201	4.1	4,143	8.7	5,187	21.8	3,469	25.1
Three months ended June 30, 2006	39,580	(0.9)	3,811	19.6	4,260	25.7	2,773	16.3

(Reference) Fiscal Year Ended March 31, 2007	166,410		12,896		13,920		9,029

	Net Income Per Share	Diluted Net Earnings
		Per Share
	Yen	Yen

Three months ended June 30, 2007	24.68	—
Three months ended June 30, 2006	19.27	—

(Reference) Fiscal Year Ended March 31, 2007	63.18	—

(2) Consolidated Financial Condition

		Total Shareholders’	Total Shareholders’	Shareholders’ Equity
	Total Assets	Equity	Equity Ratio	Per Share
	Million Yen	Million Yen	%	Yen
Three months ended June 30, 2007	247,537	194,126	78.4	1,380.95
Three months ended June 30, 2006	243,443	184,223	75.7	1,280.11

(Reference) Fiscal Year Ended March 31, 2007	250,266	193,278	77.2	1,374.89

(3) Consolidated Cash Flow Status

	Cash Flow from	Cash Flow provided by	Cash Flow provided	Balance of Cash and
	(Used in) Operating	(Used in) Investing	by (Used in)	Cash Equivalents at
	Activities	Activities	Financing Activities	End of Period
	Million Yen	Million Yen	Million Yen	Million Yen
Three months ended June 30, 2007	843	863	(3,538)	17,859
Three months ended June 30, 2006	(35)	(9,227)	6,361	16,965

(Reference) Fiscal Year Ended March 31, 2007	9,339	(1,185)	(8,404)	19,816

2.	Forecast of Consolidated Business Results for the Fiscal Year Ending March 31, 2008 (April 1, 2007 — March 31, 2008)
     We have not amended our forecast of consolidated business results for the six months ending September 30, 2007 or for the fiscal year ending March 31, 2008, both as released on May 10, 2007.
3. Others
(1)	Changes in significant subsidiaries in three months ended June 30, 2007: None

(2)	Application of simplified accounting methods: None

(3)	Changes in accounting methods from those used in the most recent fiscal year (consolidated): None
*	The foregoing estimates were based on information available as of the date this data was released, and due to various factors arising in the future, actual results may differ from our estimates.
Please see page 3 for information regarding forecasts.

QUALITATIVE INFORMATION / FINANCIAL STATEMENTS
1. Qualitative Information Regarding Consolidated Business Results
     For the first quarter of the current fiscal year, the overall sales of our core Wacoal brand business department showed the same level of performance as in the same period of the previous fiscal year, although the sales of our spring campaign product, LALAN, were below our initial plan. Furthermore, although our core summer products, the strapless-type and seamless-type brassieres, showed poor performance, the overall sales of our brassiere products maintained the sales level achieved in the same period of the previous fiscal year due to favorable performance of our 3/4 cup brassiere products.
     In our Wing brand business department, although our spring/summer campaign products, mainly the Yokubari Bra and Sara Hada Bra, showed steady performance, sales were below the results from the previous fiscal year partly due to a change in exhibition timing. Together with our Wacoal and Wing brand products Onaka Walker and Style Up Pants, our products from our new functionality Style Science series continues to show favorable sales, and we plan to continue developing them as one of our new product categories.
     Regarding our SPA (retail store) business, we are making efforts to expand sales and improve profitability mainly from our existing stores in an effort to avoid the increased cost of actively opening new stores.
     As for our catalog sales business, we have improved profitability by increasing sales over the Internet and by reducing costs in connection with the suspension of underperforming catalog media during the previous fiscal year.
     Our overseas business continued to show favorable results in the United States due to an in increase in high-end consumers and stores that cater to them, and sales grew strongly versus sales from the same period of the previous fiscal year. Furthermore, China, where we restored profitability during the previous fiscal year, continues to show an upward trend.
     As a result, consolidated business results for the first quarter of the current fiscal year were as follows: sales were 41,201 million yen (an increase of 4.1% from the same period of the previous fiscal year); operating income was 4,143 million yen (an increase of 8.7% from the same period of the previous fiscal year); pre-tax net income was 5,187 million yen (an increase of 21.8% from the same period of the previous fiscal year); and net income was 3,469 million yen (an increase of 25.1% from the same period of the previous fiscal year).
2. Qualitative Information regarding Consolidated Financial Condition
Cash Flow Status
     Cash and cash equivalents as of the end of the first quarter of the current fiscal year were 17,859 million yen, a decrease of 1,957 million yen from the end of the previous consolidated fiscal year.
Cash Flow from Operations
     Cash flow from operations was 843 million yen, an increase of 878 million yen from the same period of the previous fiscal year, due to an increase in net income.
Cash Flow Provided by Investing Activities
     Cash flow provided by investing activities was 863 million yen due to an increase in proceeds from investment sales.
Cash Flow Used in Financing Activities
     Cash flow used in financing activities was 3,538 million yen, including a cash dividend payment of 3,093 million yen.
3. Qualitative Information regarding Forecast of Consolidated Business Results
     We have not amended our forecast of consolidated business results released on May 10, 2007.
     As for our domestic innerwear business, we will make efforts to further expand the sales of our LALAN brand, a Wacoal brand product that is being consecutively developed for spring, summer and fall,and gain recognition of the brand from our customers. As for our Wing brand products, we will aim to continue expanding sales with the launch of Kirei, a new brand mainly targeting consumers in their forties, which is the main consumer segment of chain stores — our main sales channel. We will also continue actively developing Style Science, a Wacoal and Wing product series that continues to show favorable performance. As for our direct sales business, we will focus on profitability and make efforts to expand sales and control expenses to balance our business operations. As for our overseas business, we expect that it will continue generally showing strong performance.

4. Summary of Consolidated Financial Statements
(1) Summary of Consolidated Balance Sheets

Accounts				First Quarter of
	Current First Quarter	Previous Fiscal Year		Previous Fiscal Year
	as of June 30, 2007	as of March 31, 2007	Increase/(Decrease)	as of June 30, 2006

(Assets)	Million Yen	Million Yen	Million Yen	Million Yen

I. Current assets:

Cash and bank deposits	13,716	10,613	3,103	12,992
Time deposits and certificate of deposit	4,143	9,203	(5,060)	3,973
Marketable securities	13,138	14,392	(1,254)	25,682
Receivables:
Notes receivable	706	550	156	997
Accounts receivable — trade	22,168	22,882	(714)	20,862

	22,874	23,432	(558)	21,859
Allowance for returns and doubtful receivables	(2,606)	(2,979)	373	(2,833)

	20,268	20,453	(185)	19,026
Inventories	30,566	30,199	367	29,102
Other current assets	7,547	8,055	(508)	8,636

Total current assets	89,378	92,915	(3,537)	99,411

II. Tangible fixed assets:

Land	20,793	20,874	(81)	20,885
Buildings and structures	59,613	59,168	445	59,379
Machinery and equipment	13,961	14,179	(218)	13,881
Construction in progress	125	472	(347)	16

	94,492	94,693	(201)	94,161
Accumulated depreciation	(42,231)	(41,911)	(320)	(41,195)

Net tangible fixed assets	52,261	52,782	(521)	52,966

III. Other assets:

Investments in affiliated companies	34,175	34,012	163	31,990
Investments	54,154	54,117	37	49,625
Prepaid pension cost	8,229	7,089	1,140	—
Lease deposits, guarantee money paid and other assets	9,340	9,351	(11)	9,451

Total other assets	105,898	104,569	1,329	91,066

Total Assets	247,537	250,266	(2,729)	243,443

(Note)	Increase/(decrease) indicates the difference between the end of the first quarter of the current fiscal year (as of June 30, 2007) and the end of the previous fiscal year ended (as of March 31, 2007).

				First Quarter of
	Current First			the Previous Fiscal
	Quarter	Previous Fiscal Year		Year
Accounts	as of June 30, 2007	as of March 31, 2007	Increase/(Decrease)	as of June 30, 2006
(Liabilities)	Million Yen	Million Yen	Million Yen	Million Yen

I. Current liabilities:
Short-term bank loans	5,381	5,822	(441)	15,641

Payables:
Notes payable	1,772	1,503	269	2,219
Accounts payable — trade	8,915	10,536	(1,621)	9,810

	10,687	12,039	(1,352)	12,029

Accounts payable	4,193	6,900	(2,707)	4,221
Accrued payroll and bonuses	4,777	6,416	(1,639)	4,871
Accrued corporate taxes, etc.	1,902	1,378	524	820
Other current liabilities	3,820	2,313	1,507	3,448

Total current liabilities	30,760	34,868	(4,108)	41,030

II. Long-term liabilities:
Reserves for retirement benefits	2,055	2,072	(17)	4,033
Other long-term liabilities	18,197	17,587	610	11,792

Total long-term liabilities	20,252	19,659	593	15,825

(Minority Interests)

Minority interests	2,399	2,461	(62)	2,365

(Shareholders’ Equity)

I. Common stock	13,260	13,260	—	13,260
II. Additional paid-in capital	25,242	25,242	—	25,242
III. Retained earnings	141,042	140,666	376	134,410
IV. Accumulated other comprehensive income (loss):
Foreign currency exchange adjustment	716	716	—	(468)
Unrealized gain/(loss) on securities	14,590	14,428	162	11,903
Pension liability adjustment	4,444	4,130	314	—
V. Treasury stock	(5,168)	(5,164)	(4)	(124)

Total shareholders’ equity	194,126	193,278	848	184,223

Total liabilities, minority interests and shareholders’ equity	247,537	250,266	(2,729)	243,443

(Note)	Increase/(decrease) indicates the difference between the end of the first quarter of the current fiscal year (as of June 30, 2007) and the end of the previous fiscal year ended (as of March 31, 2007).

(2) Summary of Consolidated Income Statements

Accounts			First Quarter of
	Current First Quarter		Previous Fiscal Year			Previous Fiscal Year
	(From April 1, 2007		(April 1, 2006		Increase/	(April 1, 2006
	to June 30, 2007)		to June 30, 2006)		(Decrease)	to March 31, 2007)
	Million Yen	%	Million Yen	%	Million Yen	Million Yen	%
I. Sales	41,201	100.0	39,580	100.0	1,621	166,410	100.0
II. Operating expenses
Cost of sales	19,975	48.5	19,314	48.8	661	84,658	50.9
Selling, general and administrative expenses	17,083	41.4	16,455	41.6	628	68,856	41.4

Total operating expenses	37,058	89.9	35,769	90.4	1,289	153,514	92.3

Operating income	4,143	10.1	3,811	9.6	332	12,896	7.7
III. Other income and (expenses):
Interest income	62	0.1	97	0.2	(35)	236	0.1
Interest expense	(16)	(0.0)	(11)	(0.0)	(5)	(73)	(0.0)
Dividend income	352	0.9	305	0.8	47	603	0.4
Gain on sale and exchange of marketable securities and/or investment securities	556	1.3	—	—	556	406	0.3
Valuation loss on investment in securities	(6)	(0.0)	(6)	(0.0)	—	(365)	(0.2)
Others (net)	96	0.2	64	0.1	32	217	0.1

Total other income (expenses), net	1,044	2.5	449	1.1	595	1,024	0.7

Income before income taxes, equity in net income of affiliated companies and minority interests	5,187	12.6	4,260	10.7	927	13,920	8.4

Income taxes	2,184	5.3	1,850	4.6	334	6,502	3.9

Income before equity in net income of affiliated companies and minority interests	3,003	7.3	2,410	6.1	593	7,418	4.5
Equity in net income of affiliated companies	503	1.2	416	1.0	87	1,771	1.0
Minority interests	(37)	(0.1)	(53)	(0.1)	16	(160)	(0.1)

Net income	3,469	8.4	2,773	7.0	696	9,029	5.4

Earnings per share	24.68 yen		19.27 yen			63.18 yen

(Notes)	1.	Increase/(decrease) indicates the difference between the first quarter of the fiscal year ending March 31, 2008 and the first quarter of the fiscal year ended March 31, 2007.

	2.	Applying Statement of Financial Accounting Standards No. 130: Reporting Comprehensive Income, the increase/decrease of capital accounts other than capital transactions (comprehensive income) for (1) the first quarter of the fiscal year ending March 31, 2008, (2) the first quarter of the fiscal year ended March 31, 2007, and (3) the fiscal year ended March 31, 2007 was an increase of 3,945 million yen, 633 million yen and 10,598 million yen, respectively.

(3) Summary of Consolidated Cash Flow Statements

	Current First Quarter	Previous First Quarter	Previous Fiscal Year
Accounts	(April 1, 2007	(April 1, 2006	(April 1, 2006
	to June 30, 2007)	to June 30, 2006)	to March 31, 2007)
	Million Yen	Million Yen	Million Yen
I. Operating activities
1. Net income	3,469	2,773	9,029
2. Adjustments of net income to cash flow from operating activities
(1) Depreciation and amortization	934	863	3,735
(2) Gain/(loss) on sale of fixed assets	(206)	(186)	25
(3) Valuation loss on investment in securities	6	6	365
(4) Gain (loss) on sale of marketable securities and investment securities	(556)	—	(406)
(5) Equity in net income of affiliated companies (after dividend income)	(137)	(270)	(1,164)
(6) Changes in assets and liabilities
Decrease in receivables	165	1,949	574
Increase in inventories	(403)	(1,973)	(2,897)
Increase (decrease) in payables and accounts payable	(2,946)	(2,496)	219
Decrease in reserves for retirement benefits	(626)	(638)	(2,472)
(7) Others	1,143	(63)	2,331

Net cash flow from operating activities	843	(35)	9,339

II. Investing activities
1. Proceeds from sales and redemption of marketable securities	2,300	12,201	28,509
2. Acquisition of marketable securities	(1,999)	(5,278)	(9,929)
3. Proceeds from sales of fixed assets	346	437	524
4. Acquisition of tangible fixed assets	(451)	(361)	(2,536)
5. Proceeds from sale of investments	1,328	30	8
6. Acquisition of investments in affiliated companies	—	(15,319)	(15,326)
7. Acquisition of investments	(502)	(944)	(1,887)
8. Proceeds from acquisition of shares of the newly consolidated subsidiaries	—	80	80
9. Increase in other assets	(159)	(73)	(628)

Net cash flow provided by (used in) investing activities	863	(9,227)	(1,185)

III. Financing activities
1. Net increase (decrease) in short-term bank loans	(441)	9,246	(575)
2. Proceeds from long term debt	—	—	130
3. Repayment of long-term debt	—	—	(34)
4. Purchase of treasury stock	(4)	(7)	(5,047)
5. Dividends paid in cash	(3,093)	(2,878)	(2,878)

Net cash flow provided by (used in) financing activities	(3,538)	6,361	(8,404)

IV. Effect of exchange rate on cash and cash equivalents	(125)	(27)	173

V. Increase (decrease) in cash and cash equivalents	(1,957)	(2,928)	(77)
VI. Initial balance of cash and cash equivalents	19,816	19,893	19,893

VII. Period end balance of cash and cash equivalents	17,859	16,965	19,816

Additional Information

Cash paid for:
Interest	16	7	70
Income taxes, etc.	428	1,686	4,667

(4) Segment Information
(a) Segment Information by Type of Business
Three months ended June 30, 2007
(Unit: Million Yen)

	Textile goods and			Elimination or
	related products	Others	Total	corporate	Consolidated

Sales
(1) Sales to outside customers	38,206	2,995	41,201	—	41,201

(2) Internal sales among segments	—	881	881	(881)	—

Total	38,206	3,876	42,082	(881)	41,201

Total operating expenses	33,778	3,977	37,755	(697)	37,058

Operating income (loss)	4,428	(101)	4,327	(184)	4,143

Three months ended June 30, 2006
(Unit: Million Yen)

	Textile goods and			Elimination or
	related products	Others	Total	corporate	Consolidated

Sales
(1) Sales to outside customers	36,537	3,043	39,580	—	39,580

(2) Internal sales among segments	—	805	805	(805)	—

Total	36,537	3,848	40,385	(805)	39,580

Total operating expenses	32,375	4,009	36,384	(615)	35,769

Operating income (loss)	4,162	(161)	4,001	(190)	3,811

(Note)	1.	Based on the type, quality, and similarity in sales markets for their respective products, we divide our businesses into two segments: (1) textile goods and related products and (2) others.

	2.	Core products of the respective businesses: Textile goods and related products: innerwear (foundation, lingerie, nightwear and children’s innerwear), outerwear, sportswear, hosiery, etc.

		Others: mannequins, shop design and implementation, restaurant, culture, services, etc.
(b) Segment Information by Location
Three months ended June 30, 2007
(Unit: Million Yen)

					Elimination or
	Japan	Asia	Europe/U.S.	Total	corporate	Consolidated

Sales

(1) Sales to outside customers	34,759	1,997	4,445	41,201	—	41,201

(2) Internal sales among segments	286	1,594	—	1,880	(1,880)	—

Total	35,045	3,591	4,445	43,081	(1,880)	41,201

Total operating expenses	31,663	3,319	3,772	38,754	(1,696)	37,058

Operating income	3,382	272	673	4,327	(184)	4,143

Three months ended June 30, 2006
(Unit: Million Yen)

					Elimination or
	Japan	Asia	Europe/U.S.	Total	corporate	Consolidated

Sales
(1) Sales to outside customers	33,622	1,711	4,247	39,580	—	39,580

(2) Internal sales among segments	253	1,157	—	1,410	(1,410)	—

Total	33,875	2,868	4,247	40,990	(1,410)	39,580

Total operating expenses	30,918	2,618	3,453	36,989	(1,220)	35,769

Operating income	2,957	250	794	4,001	(190)	3,811

(Note)	Major countries and areas included in the respective segments other than Japan:
Asia: various countries of East Asia and Southeast Asia
Europe/U.S.: the U.S. and various European countries
(c) Overseas Sales
Three months ended June 30, 2007
(Unit: Million Yen)

	Asia	Europe/U.S.	Total

I. Overseas sales	1,997	4,445	6,442

II. Consolidated sales	—	—	41,201

III. Ratio of overseas sales in consolidated sales	4.8%	10.8%	15.6%

Three months ended June 30, 2006
(Unit: Million Yen)

	Asia	Europe/U.S.	Total

I. Overseas sales	1,711	4,247	5,958

II. Consolidated sales	—	—	39,580

III. Ratio of overseas sales in consolidated sales	4.3%	10.7%	15.0%

(Note)	Major countries and areas included in the respective segments other than Japan:
Asia: various countries of East Asia and Southeast Asia
Europe/U.S.: the U.S. and various European countries

(5) Status of Production and Sales
(a) Production Results

Segment name by type of business	Three months		Three months
	Ended June 30, 2007		Ended June 30, 2006		Increase/(Decrease)
	Amount	Distribution Ratio	Amount	Distribution Ratio	Amount	Distribution Ratio
	Million Yen	%	Million Yen	%	Million Yen	%

Textile goods and related products	17,033	100.0	17,708	100.0	(675)	(3.8)

(2) Sales Results

Segment name by type of business		Three months		Three months
		Ended June 30, 2007		Ended June 30, 2006		Increase/(Decrease)
		Amount	Distribution Ratio	Amount	Distribution Ratio	Amount	Distribution Ratio
		Million Yen	%	Million Yen	%	Million Yen	%
Textile goods and related products
	Innerwear
	Foundation and lingerie	30,522	74.1	29,135	73.6	1,387	4.8
	Nightwear	3,299	8.0	3,043	7.7	256	8.4
	Children’s underwear	553	1.3	590	1.5	(37)	(6.3)

	Subtotal	34,374	83.4	32,768	82.8	1,606	4.9

	Outerwear/Sportswear	2,227	5.4	2,099	5.3	128	6.1

	Hosiery	506	1.2	474	1.2	32	6.8

	Other textile goods and related products	1,099	2.7	1,196	3.0	(97)	(8.1)

	Total	38,206	92.7	36,537	92.3	1,669	4.6

Others		2,995	7.3	3,043	7.7	(48)	(1.6)

Total		41,201	100.0	39,580	100.0	1,621	4.1

(Reference) Recent Trend of Quarterly Business Results
Fiscal Year ending March 31, 2008 (consolidated)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
		First six months	First nine months
	First three months	ending	Ending	Fiscal Year ending
	ended June 30, 2007	September 30, 2007	December 31, 2007	March 31, 2008

Sales (Million Yen)	41,201

Operating Income (Million Yen)	4,143

Pre-tax Net Income (Million Yen)	5,187

Net Income (Million Yen)	3,469

Net Income Per Share (Yen)	24.68

Diluted Net Earnings Per Share (Yen)	—

Total Assets (Million Yen)	247,537

Total Shareholders’ Equity (Million Yen)	194,126

Shareholders’ Equity Per Share (Yen)	1,380.95

Cash Flow from (used in)

Operating Activities (Million Yen)	843

Cash Flow provided by (used in)

Investing Activities (Million Yen)	863

Cash Flow provided by (used in)

Financing Activities (Million Yen)	(3,538)

Balance of Cash and Cash Equivalents at End of Period (Million Yen)	17,859

Fiscal Year ended March 31, 2007 (consolidated)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
		First six months	First nine months
	First three months	ended	ended	Fiscal Year ended
	ended June 30, 2006	September 30, 2006	December 31, 2006	March 31, 2007

Sales (Million Yen)	39,580	83,928	128,989	166,410

Operating Income (Million Yen)	3,811	9,181	13,839	12,896

Pre-tax Net Income (Million Yen)	4,260	9,647	14,279	13,920

Net Income (Million Yen)	2,773	6,226	9,472	9,029

Net Income Per Share (Yen)	19.27	43.26	65.97	63.18

Diluted Net Earnings Per Share (Yen)	—	—	—	—

Total Assets (Million Yen)	243,443	242,520	241,177	250,266

Total Shareholders’ Equity (Million Yen)	184,223	187,621	188,545	193,278

Shareholders’ Equity Per Share (Yen)	1,280.11	1,303.75	1,336.44	1,374.89

Cash Flow from (used in)

Operating Activities (Million Yen)	(35)	2,342	6,718	9,339

Cash Flow provided by (used in)

Investing Activities (Million Yen)	(9,227)	(4,541)	(2,379)	(1,185)

Cash Flow provided by (used in)

Financing Activities (Million Yen)	6,361	180	(5,320)	(8,404)

Balance of Cash and Cash Equivalents at End of Period (Million Yen)	16,965	17,797	18,906	19,816